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Contact: Richard A. Pasewark
         Xyvision Enterprise Solutions
         781-756-4400
         richp@xyenterprise.com


               Xyvision, Inc. Changes Name to Azul Holdings Inc.

READING, MASS - September 28, 1999 - Xyvision, Inc. (NASDAQ: XYVI), the parent company of a leading developer of information management and publishing solutions, announced that it has changed its name to "Azul Holdings Inc." and will trade under the NASDAQ symbol "AZUL." The name change reflects Azul Holding's focus on its investment portfolio, including the success of its subsidiary Xyvision Enterprise Solutions, Inc. (XyEnterprise).

Kevin Duffy will remain as President and Chief Executive Officer of XyEnterprise but has resigned his position as President and Chief Operating Officer and as a director of Xyvision/Azul Holdings. Mr. Duffy will now focus exclusively on building the business of XyEnterprise as it expands its offerings in the Content and Knowledge Management arenas. In addition, Leland Kollmorgen has resigned as a director of Xyvision/Azul Holdings.


About Azul Holdings

Azul Holdings is a holding company focused on investment opportunities in the hi-tech arena. It holds all of the common stock of XyEnterprise. For more information please contact Wendy Darland at (781) 756-5600 or log on soon to the Azul Holdings web site at www.azulholdings.com.


About XyEnterprise

XyEnterprise provides companies with complete information and knowledge management solutions that streamline the information creation and delivery process. XyEnterprise combines its own publishing and component management software with integration services and best-of-breed technologies to build enterprise-wide solutions for the collaborative creation, management and dissemination of information. Its customer base includes a number of industry-leading companies in the aerospace, automotive, telecommunications, standards, and publishing markets. These customers include Boeing Aircraft, Sikorsky, Gulfstream, Tweddle Litho, Maruboshi, Telcordia, The Bureau of National Affairs, ASTM, and many others. For more information, please contact
XyEnterprise: (781) 756-4400 or log on to the XyEnterprise web site at http://www.xyenterprise.com.


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Xyvision and Parlance are registered trademarks of Xyvision Enterprise
Solutions. All other product and company names mentioned herein are trademarked by their respective holders.




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